Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Cohen & Steers Institutional Realty Shares, Inc. of our report dated February 23, 2026, relating to the financial statements and financial highlights which appears in Cohen & Steers Institutional Realty Shares, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 29, 2026